                                                                      Exhibit 12


                  Newmont Mining Corporation and Subsidiaries

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                  (Unaudited)



                                                                  Year Ended December 31,
                                        ---------------------------------------------------------------
                                          1994          1993          1992          1991          1990
                                        --------      --------      --------      --------      -------
Earnings:
  Income before income taxes and
   cumulative effect of changes
   in accounting principles             $ 46,787      $113,234      $ 93,399      $122,218      $240,460

  Adjustments:
    Net interest expense (1)               9,823        12,393        14,555        13,021        42,373
    Amortization of capitalized
     interest                              1,928         1,814         1,410         1,668         1,236
    Portion of rental expense
     representative of interest              825           800         1,088         1,572         2,017
    Minority interest of majority-
     owned subsidiaries that have
     fixed charges                         7,273        11,113         7,580        12,455        14,021
    Undistributed income of less
     than 50% owned entities             (16,089)       (3,526)         -             -           (7,460)
                                        --------      --------      --------      --------      --------
                                        $ 50,547      $135,828      $118,032      $150,934      $292,647
                                        ========      ========      ========      ========      ========


Fixed Charges:
  Net interest expense (1)              $  9,823      $ 12,393      $ 14,555      $ 13,021      $ 42,373
  Capitalized interest                    19,618         8,480         2,405          -             -
  Portion of rental expense
   representative of interest                825           800         1,088         1,572         2,017
                                        --------      --------      --------      --------      --------
                                        $ 30,266      $ 21,673      $ 18,048      $ 14,593      $ 44,390
                                        ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges         1.7           6.3           6.5          10.3           6.6
                                           ===           ===          ====          ====           ===


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.





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

                                                                      Exhibit 12


                  Newmont Mining Corporation and Subsidiaries

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (Amounts in thousands except ratios)
                                  (Unaudited)


                                                                 Year Ended December 31,
                                          ---------------------------------------------------------------------
                                            1994           1993           1992           1991            1990
                                          --------       --------       --------       --------        --------
Earnings:
  Income before income taxes and
   cumulative effect of changes in
   accounting principles                  $ 46,787       $113,234       $ 93,399       $122,218        $240,460

  Adjustments:
    Net interest expense (1)                 9,823         12,393         14,555         13,021          42,373
    Amortization of capitalized
     interest                                1,928          1,814          1,410          1,668           1,236
    Portion of rental expense
     representative of interest                825            800          1,088          1,572           2,017
    Minority interest of majority-
     owned subsidiaries that have
     fixed charges                           7,273         11,113          7,580         12,455          14,021
    Undistributed income of less
     than 50% owned entities               (16,089)        (3,526)          -              -             (7,460)
                                          --------       --------       --------       --------        --------
                                          $ 50,547       $135,828       $118,032       $150,934        $292,647
                                          ========       ========       ========       ========        ========


Fixed Charges:
  Net interest expense (1)                $  9,823       $ 12,393       $ 14,555       $ 13,021        $ 42,373
  Preferred stock dividends (2)             15,813(3)      18,702          1,796           -               -
  Capitalized interest                      19,618          8,480          2,405           -               -
  Portion of rental expense
   representative of interest                  825            800          1,088          1,572           2,017
                                          --------       --------       --------       --------        --------
                                          $ 46,079       $ 40,375       $ 19,844       $ 14,593        $ 44,390
                                          ========       ========       ========       ========        ========

Ratio of Earnings to Fixed Charges           1.1            3.4            5.9           10.3             6.6
                                             ===            ===           ====           ====             ===


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2) Increased to represent pre-tax earnings which would be required to cover such dividend requriements, unless otherwise noted.
(3) Reflects actual preferred stock dividends without an adjustment for pre-tax earnings which would be required to cover such dividend requirements due to a tax benefit recognized in the period.





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